Exhibit 99.1
News from
Arch Coal, Inc.
FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Investor
Relations and Public Affairs
(314) 994-2717
FOR IMMEDIATE RELEASE
July 28, 2005
Arch Coal Names Wesley M. Taylor to Board of Directors
     St. Louis — Arch Coal, Inc. (NYSE:ACI) today announced that Wesley M. Taylor, 62, has been elected to its board of directors effective immediately. Taylor will serve on the board’s finance and personnel & compensation committees.
     “We are very pleased that Wes has agreed to join our board of directors,” said Steven F. Leer, Arch Coal’s president and chief executive officer. “Wes is a proven leader with nearly 40 years of energy industry experience. He brings to our board tremendous insight into the rapidly changing power generation and transmission sector, as well as a keen understanding of the evolving needs of our principal customer base.”
     Taylor served as president of TXU Generation, a subsidiary of TXU Corporation (NYSE:TXU), for 13 years prior to his retirement in 2004. TXU Generation owns and operates more than 18,000 megawatts of generating capacity at power plants fueled with nuclear technology, coal and natural gas. Taylor also served for three years as president of Dallas Power & Light during his 38-year tenure with TXU.
     A graduate of Texas A&M University with BS and MS degrees in mechanical engineering, Taylor currently serves on the board of FirstEnergy Corporation. He is a past chairman of the National Coal Council and a former member of the board of the National Mining Association and the Coal-Based Generation Stakeholders Group. He is also a former member of the Edison Electric Institute’s Policy Committee on the Environment.
     St. Louis-based Arch Coal is the nation’s second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 7% of the electricity generated in the United States.